EXHIBIT 10.23
AMENDMENT NO. 2 TO LEASE

THIS AMENDMENT NO. 2 TO LEASE, dated April 15, 1993, is entered into by and between MILPITAS REALTY DELAWARE, INC., a Delaware corporation ("Landlord") and QUANTUM CORPORATION, a Delaware corporation ("Tenant").

	A.	Landlord and Tenant have entered into that certain Multi-
Tenant Net Lease Agreement dated November 13, 1992 (the "Lease") for certain premises located 501 Sycamore Drive, Milpitas, California, located in the property commonly known as Sycamore Business Park in the city of Milpitas, California. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

	B.	The Lease was subsequently modified by an Amendment No. 1
dated November 17, 1992. The initial Lease as so modified is hereinafter referred to as the "Lease".

	C.	Landlord and Tenant desire to amend the Lease to modify the
term, rent, operating expenses and the options to extend the Lease, all on the terms and conditions set forth below.

	NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

	1.	Sub-paragraphs 3.1 and 3.2 of the Lease shall be deleted and replaced by the following:

"3.1	The term of this Lease shall be a period of thirty-two (32)
months, commencing on December 1, 1992 and terminating on July 31, 1995, unless sooner terminated as provided herein.

3.2 Tenant agrees that if landlord, for any reason whatsoever, is unable to deliver possession of the Premises on the commencement date, Landlord shall not be liable to Tenant for any loss or damage therefrom, nor shall this Lease be void or voidable; but in such event the commencement date shall be postponed until the date when Landlord can deliver possession and the expiration of the Lease term shall be thirty (30) months after such commencement date. No delay in delivery of possession shall operate to extend the term hereof or the date for adjustment of rental or exercise of any option set forth herein."

	2.	Sub-paragraph 4.1 of the Lease shall be deleted and replaced by the following:

"4.1 Tenant shall pay in lawful money of the United States to Landlord, for each month of the term of this Lease, "Base Monthly
Rent" as follows:

(i) The minimum Base Monthly Rent from month one to month nine of the lease term will be seventeen thousand nine hundred dollars ($17,900.00) based on a minimum occupancy of 35,800 square feet. During the first nine months of the lease term any occupied space in excess of 35,800 square feet will increase the minimum Base Monthly Rent at the rate of $0.50 per square foot occupied per month payable on the first day of each calendar month without abatement, deduction, offset, prior notice or demand.

(ii) The minimum Base Monthly Rent from month ten to month eighteen of the lease term will be thirty five thousand eight hundred dollars ($35,800.00) based on full occupancy of 71,600 square feet.

(iii) The minimum Base Monthly Rent from month nineteen to month thirty-two of the lease term will be thirty-nine thousand three hundred eighty dollars ($39,380.00) based on full occupancy of 71,600 square feet.

First month's advanced rental for the first month's rent under the Lease shall be due upon execution of this Lease. If the commencement date is not the first (1st) day of a month, or if the termination date is not the last day of a month, a prorated monthly installment based on a thirty (30) day month shall be paid at the then current rate for the fractional month during which the Lease commences or terminates."

	3.	Sub-paragraph 10.5 of the Lease shall be deleted.

	4.	Paragraph 35 of the Lease shall be deleted in its entirety
and replaced by the following:

"35. Option to extend lease

35.1	At the expiration of the initial term, and if Tenant
is not in default of any of the terms and conditions of this Lease, Tenant shall have one option (the "First Option") to extend this Lease for an additional twelve (12) month term (from August 1, 1995 to July 31, 1996) (the "First Extended Term") for the Premises. Base Monthly Rent for the First Extended Term shall be thirty-nine thousand three hundred eighty dollars ($39,380.00). Such option will require at least four (4) months advance written notice, and must be exercised no earlier than February 1, 1995 nor later than April 1, 1995.

35.2	At the expiration of the First Extended Term, and if
Tenant is not in default of any of the terms and conditions of this Lease, Tenant shall have one option (the "Second Option") to extend this Lease for an additional twenty-four (24) month term (from August 1, 1996 to July 31, 1998) (the "Second Extended Term") for the Premises. Base Monthly Rent for the Second Extended Term shall be forty-two thousand two hundred forty-four dollars ($42,244.00). Such option will require at least four (4) months advance written notice, and must be exercised no earlier than February 1, 1996 nor later than April 1, 1996.

35.3	At the expiration of the Second Extended Term, and if
Tenant is not in default of any of the terms and conditions of this Lease, Tenant shall have one option (the "Third Option") to extend this Lease for an additional twenty-four (24) month term (from August 1, 1998 to July 31, 2000) (the "Third Extended Term") for the Premises. Base Monthly Rent for the Second Extended Term shall be at 95% of fair market net rental value as defined below, but no less than the Base Monthly Rental in the last month of the Second Extended Term. Such option will require at least four (4) months advance written notice, and must be exercised no earlier than February 1, 1998 nor later than April 1, 1998. Landlord and Tenant shall meet, negotiate and attempt to agree upon the fair market net rental value for the Premises for the Third Extended Term. If Landlord and Tenant have not agreed in writing on such fair market net rental value within thirty (30) days after Landlord's receipt of Tenant's written notice of exercise of the Third Option, then upon written notice of either party to the other requesting determination of such fair market net rental value by real estate brokers, such fair market net rental value shall be determined by real estate brokers in accordance with the terms of subparagraph 35.3.1 below.

35.3.1	Each party shall select (and pay the fees of) a
disinterested real estate broker with at least five (5) years of commercial real estate experience in Santa Clara County. Each party shall, within ten (10) days after the notice of request for the determination of fair market net rental value by brokers, notify the other party of the name and address of the real estate broker selected by such party. If either Landlord or Tenant shall fail timely to so select a broker, the selected broker shall select the second broker (subject to the above selection criteria) within ten (10) days after the failure of Landlord or Tenant, as the case may be, to so select. The two brokers selected shall attempt to determine the fair market net rental value of the Premises. The term "fair market net rental value" as used in this Lease shall mean the rental rate per square foot prevailing at the commencement of the extended term for leases with terms of five
(5) years or less then being entered into for uses permitted under paragraph 6 of this lease of premises comparable to the Premises in Santa Clara County. The decision of each broker shall be in writing and a copy thereof shall be given to Landlord and Tenant promptly after such decisions are rendered. In the event that within thirty (30) days after the first of such notices of request for determination of said fair market net rental value by brokers is received the two selected brokers cannot agree upon said fair market net rental value, then they shall select a third disinterested real estate broker with at least five (5) years of commercial real estate experience in Santa Clara County. The fees of the third broker shall be borne equally by Landlord and Tenant. In the event a third such broker has not been selected within five
(S) days following the expiration of said thirty (30) day period, then the third broker shall be selected by the then presiding Judge of the Superior Court in and for the County of Santa Clara. The third broker shall select either the Landlord's broker's opinion of the fair market net rental value of the Premises or the Tenant's broker's opinion of such fair market net rental value. Until such time as the Basic Rent is determined as aforesaid, Tenant shall pay a Base Monthly Rent for the Premises rental at the rate which was last in effect under this Lease, and upon the final resolution of such rent pursuant to the foregoing, the parties shall forthwith settle accounts and either pay or return an appropriate amount to reflect such resolution.

35.4	All of the terms, covenants and conditions of this
Lease shall remain in effect during each of the First, Second and Third Extended Terms (collectively, the "Extended Terms" and in the singular, an "Extended Term"). The First, Second and Third Options (collectively, the "Options" and in the singular, an "Option") are personal to Tenant. If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest under the Lease prior to the exercise of an Option, the option rights shall terminate. If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest of Tenant under the Lease after the exercise of an Option but prior to the commencement of the Extended Term of the Option, such Option shall terminate and the Term of the Lease shall expire as if the Option were not exercised.

35.5 If Tenant fails to deliver to landlord written notice of the exercise of any of the Options within the time period prescribed above, the Option and a11 subsequent Options if any shall lapse, and there shall be no further right to extend the Term. "Term", as used in the Lease, shall be deemed to include the Extended Term or Extended Terms of the exercised Option or Options. Each Option shall be exercisable by Tenant on the express conditions that (i) at all times prior to the exercise of an Option, and thereafter at all times prior to the commencement of an Extended Term, no default shall have occurred under the Lease and (ii) Tenant has not been late in the payment of rent more than a total of three (3) times during the Term of the Lease."

	5.	This Amendment, together with the Lease and exhibits
thereto, are the entire agreement between the parties with respect to the subject matter thereof, and there are no binding agreements or representations between the parties except as expressed herein.



	IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 2 to Lease as of the date first written above.

Landlord:	Tenant
Milpitas Realty Delaware, Inc.,	Quantum Corporation,
a Delaware corporation	a Delaware corporation

By: S. Bradford	By: Joseph T. Rodgers
Its Senior Investment Manager	Its: Executive VP, Finance

By:
Its Senior Investment Officer